Exhibit 10(ai)

February 8, 2019

Ms. Angela Goodwin
1934 Lindentree Drive
Weatherford, TX 76086

Dear Angela:

I am pleased to confirm our offer for the position of Chief Information Technology Officer with Invacare Corporation, reporting directly to Matt Monaghan, the company’s Chairman, President and CEO.

The following represents the terms and conditions of your employment:

Compensation

Salary – Your starting base salary for this position will be $305,000 when calculated on an annual basis. This rate is calculated for convenience purposes only and is not intended to be construed as a contract of employment for any fixed period of time.

Annual Bonus – You are eligible to participate in the Key Management Incentive Plan at the 50% level. Evaluation of your performance and bonus entitlement will be made on a pro-rata basis, determined by your length of service in 2019. Payment of any 2019 bonus earned under this plan will be made in 2020.

Sign-On Bonus – You will receive a sign-on bonus in the amount of $8,000, payable within the first thirty days of employment. You are responsible for all applicable taxes associated with this payment.

Severance Benefit – In the event that your employment is terminated by Invacare for any reason other than for cause, you will be entitled to receive a severance benefit in the amount equal to twelve months of your base salary in effect at the time of termination. For purposes of this paragraph, termination by Invacare for cause shall mean termination by Invacare due to your (a) fraud, (b) embezzlement of company assets, (c) intentional violation of law, (d) violation of company policy, (e) substantial failure to perform the duties and responsibilities of your position, (f) conduct which adversely affects Invacare’s business reputation or which is otherwise contrary to the best interests of Invacare or (g) a breach of the terms of this letter or the Technical Information and Non-Competition Agreement or conflict of interest documents referred to below. Termination by Invacare for any of the reasons set forth in (a)-(g) of the preceding sentence shall be termination for cause. Your entitlement to severance benefits described in this paragraph are conditioned upon your signing a separation and release agreement in a form reasonably acceptable to Invacare.

Equity – You will be eligible to participate in the Company’s Long Term Incentive Plan (LTIP). You will be eligible to receive restricted stock grants on an annual basis, typically granted in the first quarter of each year. Granting of shares is at the discretion of Board of Directors of Invacare, and does not guarantee issuance in any given year.

Change of Control – As an executive officer, you will be given a Change of Control Agreement which includes provisions for a lump sum amount, as more fully described in the Change in Control Agreement.

Benefits

Health Benefits – You will be eligible to participate in Invacare’s comprehensive benefits program which includes medical, prescription, dental, vision coverage, life insurance, short- and long-term disability. This program will be available to you on the first day of the month following employment.

INVACARE CORPORATION
One Invacare Way, P. O. Box 4028, Elyria, Ohio 44036-2125 USA
440-329-6000 www.invacare.com

Retirement Plan – The Invacare Retirement Savings Plan includes a 401(k) program, Employer Match and a Discretionary Invacare Quarterly Contribution (IQC). You may begin contributing to the 401(k) program immediately and will be eligible to receive the Employer Contributions after six months of service. Should you choose to participate in the 401(k) program, Invacare will make matching contributions equal to 100% of the first 1% of your salary deferrals, plus 50% of the next 2% of your salary deferrals after you have completed six months of service.

Enhanced Retirement Plan – Additionally, because your annual income meets or exceeds the IRS Highly Compensated Limit, you will be eligible to participate in our non-qualified retirement savings plan, the Deferred Compensation Plan (“dcPlus Plan) effective January 1 of next year. This plan allows you to maximize salary deferrals and employer contributions on compensation that exceeds annual limits.

Vacation – You are eligible for four weeks of vacation.

Executive Benefits

Health Management Program – You will be eligible to participate in the Executive Health Management Program at the Cleveland Clinic Department of Preventative Medicine.

Flexible Work Arrangements – Your office will be located in the Elyria, Ohio, global headquarters of Invacare. In lieu of relocation to Elyria, Ohio, the company will pay for your air travel home to Texas on weekends. Travel must adhere to our Travel Policy Guidelines, a copy of which is attached.

This offer is contingent upon verification of your eligibility for employment under the provisions of the Immigration Reform and Control Act of 1986. Prior to the first day you report for work, you will receive an email directing you to complete Section I of the Federal I-9 form on-line. On the first day you report for work, please bring with you a valid driver’s license and original Social Security card, or other identification acceptable for employment identification, and present it to your Human Resources representative.

You will be required to review and sign a Technical Information and Non-Competition agreement, and a conflict of interest document as a condition of your employment.

This offer is also contingent upon you successfully completing a pre-employment drug screen, background investigation and reference-checking process. Upon accepting this offer, you will receive an email instructing you how to initiate the background investigation through our on-line vendor. You will receive a second email with instructions for completing your pre-employment drug screen at a local drug screening facility.

Angela, we are excited about having you join the Invacare team! Upon signing this offer, your tentative start date will be March 4, 2019. We invite you to join us for our Executive Leadership Team and Board of Directors meetings the week of February 18. We would reimburse you for your time and travel as a consultant, at the salary outlined in this offer and prorated for the time spent with us that week. Your actual start date would coincide with the successful completion of all hiring contingencies, and the consulting agreement will be deemed terminated at that time. If there are any questions regarding this offer, please do not hesitate to contact me at (440) 329-6111.

Sincerely,

/s/ Darcie Karol

Darcie Karol
SVP, Human Resources

To acknowledge acceptance of this offer, please sign below and return a copy of this letter to me.

/s/ Angela Goodwin 2/10/2019
_________________________________ ________________________
Signature Date
INVACARE CORPORATION
One Invacare Way, P. O. Box 4028, Elyria, Ohio 44036-2125 USA
440-329-6000 www.invacare.com